EXHIBIT 99.1

[Diedrich Coffee Logo]

For Immediate Release
March 20, 2002

Diedrich Coffee Chief Executive Officer Steps Down

Irvine, CA. March 20, 2002 — Diedrich Coffee, Inc. (Nasdaq: DDRX), announced today that its chief executive officer, J. Michael Jenkins, is stepping down from his day-to-day role with the company in order to continue to pursue a course of medical treatment prescribed by his physicians. In August 2001, the Company announced that Mr. Jenkins had been diagnosed with gastric cancer. He will continue to serve in an advisory capacity with the company.

Jenkins said, “I will need to devote a substantial amount of my time and energy to continuing the current course of treatment for my condition. The board of directors and I felt that the appropriate response would be for me to relinquish my day-to-day duties as CEO but remain engaged with the company in an advisory role.”

“The board of directors has a great deal of respect and admiration for Mike and his accomplishments since he joined the company in September 2000,” said Paul C. Heeschen, Diedrich Coffee’s Chairman. “Over the past eighteen months, he had the responsibility for steering the company through a very difficult period. Diedrich Coffee today is stronger, more profitable and has broader growth opportunities due to Mike’s leadership. During his tenure, he assembled an experienced and mature management team that will continue to execute the strategy he worked with the board to design.”

As an interim measure and to assist senior management during the transition, the board has asked Philip G. Hirsch to assume the role of chief executive officer until a successor is appointed. Mr. Hirsch is a seasoned business executive, having served as an officer with companies in the hospitality and technology industries as well as holding several positions with Price Waterhouse LLP over 16 years culminating in his position as Managing Partner of Price Waterhouse’s Century City office. Most recently, he served as President and Chief Operating Officer of CUE Digital Radio Corporation, the world’s largest radio data network.

The board will establish a search committee and is beginning the process of evaluating potential candidates to succeed Mr. Jenkins as the permanent chief executive officer.

About Diedrich Coffee

Headquartered in Irvine, California, Diedrich Coffee, Inc. specializes in sourcing, roasting and selling the world’s highest quality coffees. The company’s two primary brands are Diedrich Coffee, with franchised and company-owned retail coffeehouses primarily in California, Colorado and Texas, and Gloria Jean’s Coffees, the nation’s leading retail chain of franchised, mall-based coffee stores. The 371 retail outlets are located in 37 states and 11 foreign countries. Diedrich Coffee also sells its coffees through over 375 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via mail order and the internet. For more information about Diedrich Coffee, call (800) 354-5282, or visit the company’s Web sites at www.diedrich.com and www.gloriajeans.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the ability to properly manage the repayment of the company’s indebtedness, the successful management of Diedrich Coffee’s growth strategy, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under ``Risk Factors and Trends Affecting Diedrich Coffee and its Business’’ in the company’s annual report on Form 10-K for the fiscal year ended June 27, 2001.

Investor Contact: Matt McGuinness, Chief Financial Officer (949) 260-6734